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                                                                   EXHIBIT 99.01

[XCEL ENERGY LOGO]

                                                      U.S. Bancorp Center
                                                      800 Nicollet Mall
                                                      Minneapolis, MN 55402-2023


                 XCEL ENERGY REACHES KEY AGREEMENTS WITH LENDERS
       Banks eliminate cross-default provision between Xcel Energy and NRG

         MINNEAPOLIS, August 5, 2002 - Xcel Energy (NYSE: XEL) announced Monday that it had signed agreements with its lenders to eliminate a cross-default provision in its two bank lines-of-credit for which Bank of New York serves as agent.

         "We're delighted that we were able reach these agreements," said Wayne Brunetti, Xcel Energy chairman, president and CEO. "This was a critical step for the company and gives us the added financial flexibility we need."

         Brunetti emphasized that the core of Xcel Energy "will always be its utility operations. This agreement should make it clear that we have the needed financial and legal separation between NRG and the Xcel Energy holding company."

         These agreements remove a key provision that had constrained Xcel Energy's ability to access capital markets due to NRG's financial condition. Xcel Energy has access to about $200 million remaining on its lines of credit. These lines consist of two bank facilities of $400 million each, one expiring in November 2002 and the other in November 2005.

         Xcel Energy renegotiated its $800 million bank credit facilities when it appeared that NRG would be unable to meet cash collateral demands in the event it were downgraded to below investment grade. NRG's debt recently was downgraded to below investment grade by three credit rating agencies.

         In the coming weeks, Xcel Energy will continue to focus on improving NRG's financial strength. NRG is actively working with its lenders to modify the cash collateral requirements in its current arrangements. Xcel Energy's immediate goal is to obtain extensions of NRG's collateral obligations in anticipation of asset sales and other cash generating measures. As part of the agreements with its lenders, the company has agreed that its board of directors will review the company's dividend policy. While the board could decide to alter the dividend, no decision has been made by the board.


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         This release may include forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "estimate," "expect," "projected," "objective," "outlook," "possible," "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy's nonregulated businesses compared with Xcel Energy's regulated business; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy's report on Form 10-K for year 2001.

         Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in 12 Western and Midwestern states. Formed by the merger of Denver-based New Century Energies and Minneapolis-based Northern States Power Co., Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.2 million electricity customers and 1.7 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

CONTACT:
Xcel Energy Inc., Minneapolis
Investor Relations:
R J Kolkmann, 612/215-4559
P A Johnson, 612/215-4535

News media inquiries:
Xcel Energy media relations, 612/215-5300
Xcel Energy Internet Address:
http://www.xcelenergy.com